UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	December 17, 2012

SPARE BACKUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-30787	23-3030650
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

990 Ironwood Drive, Minden Nevada	89423
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	775 329 2180

not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective December 12, 2012, Robert L. Hymers III, was appointed as Chief Financial Officer of Spare Backup, Inc. (the “Company”, "we”, "us” or “our”).  Mr. Hymers, age 29, is a certified public accountant and currently serves as the Interim President of Everlert, Inc., a publicly traded real estate acquisition & management company. The company is based in Monrovia, California. It is anticipated that Mr. Hymers will be transitioning out of his duties for this company in the first quarter of 2013. Until such time he will devote approximately 20 hours per week to those responsibilities.

Prior to his role at Everlert, Mr Hymers was a CPA working at Ernst & Young ("EY"), LLP from 2006 to 2011. As a Senior Tax Professional at EY, Mr. Hymers worked in the Firm’s core assurance practice performing audits of publicly and privately held companies. Mr. Hymers was a member of EY’s National Tax Group (FSO) for several years, which services private equity firms, hedge funds and banks. Mr. Hymers has a Master’s of Science degree in Taxation (MST), Bachelor’s of Science in Accountancy and a Bachelor’s degree in Business Administration from California State University, Northridge (CSUN). He is the founding Managing Editor of CSUN’s “The Tax Development Journal.”

Mr. Hymers will receive a base salary of $150,000 per year in cash. Additionally , upon successful completion of a 90-day probationary period, it will be recommended to the Company’s Board of Directors (the “Board”) that Mr. Hymers be granted shares of the Company’s common stock under the Company’s stock option plan. Mr. Hymers will be entitled to receive 1,000,000 (ONE Million) Stock Options per calendar year with the first year strike price of .01 cent, and the following 2 years will be at 50% discount to market, based on the trailing 10 day closing price from date of contract. These options shall vest ratably over nine months after each grant, with the first vesting period commencing on or about the 91st day of employment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPARE BACKUP, INC.

Date: December 14, 2012	By:	/s/ Cery Perle Cery Perle, Chief Executive Officer and President